Exhibit 99.1

NANTHEALTH ANNOUNCES APPOINTMENT OF DEANNA L. WISE TO ITS BOARD OF DIRECTORS
New board member brings clinical expertise and IT leadership

Culver City, CA - March 12, 2020 - NantHealth, Inc. (NASDAQ: NH), a next-generation, evidence-based, personalized healthcare company, announced today the appointment of Deanna L. Wise, Senior Vice President and Chief Information Officer for Banner Health, to NantHealth’s board of directors.

Deanna brings more than 25 years of experience in the development and maintenance of leading clinical IT systems in the hospital and health care industry. Wise joined Banner Health in 2019 and has focused on developing an innovative and inviting healthcare consumer and clinician experience.

Prior to joining Banner Health, Deanna served as the Chief Information Officer at Dignity Health where she played a key role in Dignity Health’s Horizon 2020 goal of competing in a reformed health care system that includes industry-leading clinical IT. She oversaw the implementation of Dignity Health’s Electronic Health Record (EHR) software standard to provide electronic records to each Dignity Health facility. Deanna also facilitated the creation of a state-of-the-art clinically integrated predicative analytics program.

“Deanna’s deep experience in the provider community will be a tremendous asset to our board as she brings immense industry knowledge and deep healthcare and information technology expertise, which is vital to our future operations and strategic direction,” said Patrick Soon-Shiong, MBBCh, MSc, FRCS (C), NantHealth Chief Executive Officer and Chairman of the Board. “Wise’s counsel will strengthen NantHealth’s commitment to creating solutions that better serve the ecosystem of payers, providers and patients as we drive into the world of augmented intelligence in medicine”

Wise also served as the Chief Information Officer for Vanguard Health Systems and Vanguard’s Abrazo Health Care Phoenix market where she succeeded in developing a staff that steadily improved customer satisfaction while increasing the retention and satisfaction scores of the IT team. Additionally, Wise held leadership roles at Maricopa County Health District and St. Vincent Hospital.

About NantHealth, Inc.
NantHealth, a member of the NantWorks ecosystem of companies, provides leading solutions across the continuum of care for physicians, payers, patients and biopharmaceutical organizations. NantHealth enables the use of cutting-edge data and technology toward the goals of empowering clinical decision support and improving patient outcomes. NantHealth’s comprehensive product portfolio combines the latest technology in payer/provider platforms that exchange information in near-real time (NaviNet and Eviti), and molecular profiling services that combine comprehensive DNA & RNA tumor-normal profiling with pharmacogenomics analysis (GPS Cancer®). For more information, please visit nanthealth.com or follow us on Twitter, Facebook and LinkedIn.

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